CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust III and to the use of our report dated August 28, 2015 on the financial statements and financial highlights of Swan Defined Risk Fund and Swan Defined Risk Emerging Markets Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust III. Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2015